                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)

                             BIZNESSONLINE.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    091791103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          / /  Rule 13d-1(b)

          / /  Rule 13d-(c)

          /X/  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                    Page 2 of 5 Pages

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           SUSAN MUNRO

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  / /
                                                                 (b)  / /

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES                           1,337,554
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY                          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING                         1,337,554
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH                            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,337,554

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          /X/
     Ms. Munro's husband also owns 1,337,554 shares of Common Stock, as to which Ms. Munro disclaims beneficial ownership.
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    15.5%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                                    IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.                             13G                    Page 3 of 5 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

         BiznessOnline.com, Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

         1720 Route 34, P.O. Box 1347, Wall, New Jersey 07719

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

         Susan Munro

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

         c/o BiznessOnline.com, Inc., 1720 Route 34, P.O. Box 1347, Wall, New Jersey 07719

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

         United States

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

         Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

         091791-10-3

--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

     (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) / / Investment company registered under Section 8 of the Investment Company Act.

     (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.   / /

CUSIP No.                             13G                    Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:        1,337,554 shares*

     (b)  Percent of class:         15.5%*

     (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote               1,337,554


          (ii)  Shared power to vote or to direct the vote             0


          (iii) Sole power to dispose or to direct the disposition of  1,337,554

          (iv)  Shared power to dispose or to direct the disposition of      0

      *  The 1,337,554 shares and corresponding 15.5% reported here exclude an additional 1,337,554 shares owned by Ms. Munro's husband, as to which Ms. Munro disclaims beneficial ownership.
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

                           Not Applicable

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                           Not Applicable

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable

--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                           Not Applicable

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                           Not Applicable

--------------------------------------------------------------------------------
Item 10.  Certifications.

                           Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 14, 2000
                                        ----------------------------------------
                                                        (Date)

                                                     /s/ Susan Munro
                                        ----------------------------------------
                                                      (Signature)

                                                       Susan Munro
                                        ----------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).